Exhibit 99.1

3003 Tasman Drive, Santa Clara, CA 95054 www.svb.com

For release at 1:00 P.M. (Pacific Time) October 20, 2011	Contact: Meghan O’Leary
Investor Relations
NASDAQ: SIVB	(408) 654-6364

SVB FINANCIAL GROUP ANNOUNCES 2011 THIRD QUARTER FINANCIAL RESULTS

SANTA CLARA, Calif. — October 20, 2011 — SVB Financial Group (NASDAQ: SIVB) today announced financial results for the third quarter ended September 30, 2011.

Consolidated net income available to common stockholders for the third quarter of 2011 was $37.6 million, or $0.86 per diluted common share, compared to $65.8 million, or $1.50 per diluted common share, for the second quarter of 2011, and $37.8 million, or $0.89 per diluted common share, for the third quarter of 2010. Consolidated net income for the second quarter of 2011 included gains of $22.5 million (net of tax) from the sale of certain available-for-sale securities and gains of $1.9 million (net of tax) from the early extinguishment of debt and the termination of corresponding interest rate swaps. Consolidated net income for the third quarter of 2010 included gains of $14.2 million (net of tax) from the sale of certain agency-backed available-for-sale securities. Excluding these gains, net income for the second quarter of 2011 and third quarter of 2010 was $41.4 million, or $0.95 per diluted common share, and $23.6 million, or $0.55 per diluted common share, respectively. (See non-GAAP reconciliation under section “Use of Non-GAAP Financial Measures” provided below.)

“SVB delivered another quarter of strong earnings marked by outstanding loan growth and high credit quality,” said Greg Becker, President and CEO of SVB Financial Group. “These results reflect the robust business activity that differentiates our innovation-focused clients from the broader economy, and provides further evidence that we have the right long-term strategy and are executing effectively.”

Highlights of our third quarter 2011 results (compared to second quarter 2011, unless otherwise noted) included:

•	Strong growth in our lending business with average loan balances of $6.0 billion, an increase of $473.8 million from the second quarter of 2011.

•	Net interest income (fully taxable equivalent basis) of $135.9 million, an increase of $5.0 million from the second quarter of 2011.

•

A nominal provision for loan losses of $0.8 million for the quarter due to loan growth, offset by net recoveries. Overall, our allowance for loan losses as a percentage of loans decreased to 1.34 percent from 1.36 percent in the second quarter primarily due to continued strong overall credit quality.

•

Gains on investment securities, net of noncontrolling interests, were $9.3 million for the third quarter of 2011, compared to $7.9 million for the second quarter of 2011 (the second quarter of 2011 amount also excludes gains from certain available-for-sale securities sold in late June).

•

Net gains on equity warrant assets of $5.5 million in the third quarter of 2011, compared to $13.9 million in the second quarter of 2011. The decrease was primarily due to higher than normal gains recognized in the second quarter of 2011. The net gains of $5.5 million in the third quarter of 2011 reflect the continued strength of M&A activity within our client base.

Consolidated net income available to common stockholders for the nine months ended September 30, 2011 was $136.3 million, or $3.12 per diluted common share, compared to $77.5 million, or $1.83 per diluted common share, for the comparable 2010 period. Non-GAAP net income available to common stockholders for the nine months ended September 30, 2011 and 2010, excluding gains from the sale of certain available-for-sale securities (in the second quarter of 2011 and third quarter of 2010) and gains from the early extinguishment of debt and the termination of corresponding interest rate swaps (in the second quarter of 2011), was $111.9 million, or $2.57 per diluted common share, and $62.6 million, or $1.48 per diluted common share, respectively. (See non-GAAP reconciliation under section “Use of Non-GAAP Financial Measures” provided at the end of this release.)

Third Quarter 2011 Summary

	Three months ended					Nine months ended
(Dollars in millions, except share data and ratios)	September 30, 2011	June 30, 2011	March 31, 2011	December 31, 2010	September 30, 2010	September 30, 2011	September 30, 2010
Income statement:
Diluted earnings per common share	$0.86	$1.50	$0.76	$0.41	$0.89	$3.12	$1.83
Net income available to common stockholders	37.6	65.8	33.0	17.5	37.8	136.3	77.5
Net interest income	135.5	130.5	120.3	104.5	106.3	386.2	313.6
Provision for (reduction of) loan losses	0.8	0.1	(3.0)	15.5	11.0	(2.1)	29.1
Noninterest income	95.6	123.7	90.0	71.9	86.2	309.3	175.7
Noninterest expense	127.5	121.0	117.4	115.9	104.2	365.9	306.9
Non-GAAP net income available to common stockholders (1)	37.6	41.4	33.0	17.5	23.6	111.9	62.6
Non-GAAP diluted earnings per common share (1)	0.86	0.95	0.76	0.41	0.55	2.57	1.48
Non-GAAP noninterest income, net of noncontrolling interests and excluding gains on sales of available-for-sale securities (1)	54.4	59.8	46.4	52.1	45.0	160.6	116.6
Non-GAAP noninterest expense, net of noncontrolling interests (1)	124.7	121.5	114.0	112.6	101.2	360.2	297.9

Fully taxable equivalent:
Net interest income (2)	$135.9	$130.9	$120.8	$105.0	$106.9	$387.7	$315.2
Net interest margin	3.13%	3.13%	2.96%	2.74%	3.14%	3.07%	3.21%

Balance sheet:
Average total assets	$18,796.5	$18,254.5	$17,950.2	$16,526.2	$14,755.6	$18,336.8	$14,296.1
Average loans, net of unearned income	6,006.6	5,532.8	5,312.1	5,007.1	4,498.5	5,619.7	4,243.4
Average available-for-sale securities	9,620.9	9,513.3	8,725.2	6,878.1	5,279.0	9,289.8	4,831.5
Average noninterest-bearing demand deposits	10,634.8	9,551.7	9,147.5	8,016.1	6,925.0	9,783.4	6,947.7
Average interest-bearing deposits	5,169.3	5,718.1	5,519.0	5,280.9	4,994.2	5,467.5	4,653.1
Average total deposits	15,804.0	15,269.7	14,666.5	13,297.0	11,919.2	15,250.9	11,600.8
Average short-term borrowings	1.3	26.1	39.9	56.4	52.9	22.3	47.8
Average long-term debt	610.0	770.3	1,210.3	1,225.2	918.8	861.3	881.8
Period-end total assets	19,195.4	19,366.7	18,618.3	17,527.8	15,660.1	19,195.4	15,660.1
Period-end loans, net of unearned income	6,328.6	5,978.6	5,651.2	5,521.7	4,859.2	6,328.6	4,859.2
Period-end available-for-sale securities	9,639.4	9,580.9	9,500.8	7,918.0	6,003.2	9,639.4	6,003.2
Period-end non-marketable securities	952.0	875.2	798.1	721.5	656.1	952.0	656.1
Period-end noninterest-bearing demand deposits	11,162.8	10,683.9	9,524.7	9,011.5	7,449.1	11,162.8	7,449.1
Period-end interest-bearing deposits	4,976.4	5,594.5	5,805.6	5,325.4	4,965.9	4,976.4	4,965.9
Period-end total deposits	16,139.2	16,278.5	15,330.3	14,336.9	12,414.9	16,139.2	12,414.9

Off-balance sheet:
Average total client investment funds	$17,915.6	$17,759.2	$16,812.1	$16,298.4	$15,973.7	$17,495.6	$15,515.3
Period-end total client investment funds	18,709.5	18,158.7	17,035.4	16,893.7	16,079.6	18,709.5	16,079.6
Total unfunded credit commitments	6,764.6	6,697.3	6,317.2	6,270.5	5,892.1	6,764.6	5,892.1

Earnings ratios:
Return on average assets (annualized) (3)	0.79%	1.44%	0.75%	0.42%	1.02%	0.99%	0.72%
Non-GAAP return on average assets (annualized) (1)	0.79	0.91	0.75	0.42	0.63	0.82	0.59
Return on average common SVBFG stockholders' equity (annualized) (4)	9.93	18.78	10.18	5.37	11.84	12.95	8.56
Non-GAAP return on average SVBFG stockholders' equity (annualized) (1)	9.93	11.81	10.18	5.37	7.39	10.64	6.92

Asset quality ratios:
Allowance for loan losses as a % of total gross loans	1.34%	1.36%	1.44%	1.48%	1.52%	1.34%	1.52%
Gross charge-offs as a % of average total gross loans (annualized)	0.54	0.31	0.33	0.84	1.08	0.40	1.27
Net (recoveries) charge-offs as a % of average total gross loans (annualized)	(0.15)	0.00	(0.19)	0.57	0.73	(0.11)	0.85

Other ratios:
Operating efficiency ratio (5)	55.04%	47.53%	55.72%	65.52%	53.95%	52.50%	62.53%
Non-GAAP operating efficiency ratio (1)	65.53	63.72	68.16	71.67	66.65	65.70	69.00
Total risk-based capital ratio	14.81	14.97	16.85	17.35	19.10	14.81	19.10
Tangible common equity to tangible assets (1)	8.00	7.42	7.05	7.27	8.10	8.00	8.10
Tangible common equity to risk-weighted assets (1)	14.21	13.72	13.12	13.54	15.17	14.21	15.17
Book value per common share (6)	35.50	33.31	30.76	30.15	30.23	35.50	30.23
Period-end loans, net of unearned income, to deposits	39.21	36.73	36.86	38.51	39.14	39.21	39.14
Average loans, net of unearned income, to deposits	38.01	36.23	36.22	37.66	37.74	36.85	36.58

Other statistics:
Average SVB prime lending rate	4.00%	4.00%	4.00%	4.00%	4.00%	4.00%	4.00%
Average full-time equivalent employees	1,478	1,416	1,389	1,353	1,321	1,428	1,289
Period-end full-time equivalent employees	1,504	1,428	1,396	1,357	1,341	1,504	1,341

(1)	To supplement our unaudited condensed consolidated financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), we use certain non-GAAP measures. A reconciliation of non-GAAP calculations to GAAP is provided at the end of this release under the section “Use of Non-GAAP Financial Measures.”
(2)	Interest income on non-taxable investments is presented on a fully taxable equivalent basis using the federal statutory income tax rate of 35.0 percent. The taxable equivalent adjustments were $0.5 million for each of the quarters ended September 30, 2011, June 30, 2011, March 31, 2011, December 31, 2010 and September 30, 2010. The taxable equivalent adjustments were $1.5 million for each of the nine months ended September 30, 2011 and 2010, respectively.
(3)	Ratio represents annualized consolidated net income available to common stockholders divided by quarterly and year-to-date average assets.
(4)	Ratio represents annualized consolidated net income available to common stockholders divided by quarterly and year-to-date average SVBFG stockholders’ equity.
(5)	The operating efficiency ratio is calculated by dividing noninterest expense by total taxable equivalent net interest income plus noninterest income.
(6)	Book value per common share is calculated by dividing total SVBFG stockholders’ equity by total outstanding common shares.

Net Interest Income and Margin

Net interest income, on a fully taxable equivalent basis, was $135.9 million for the third quarter of 2011, compared to $130.9 million for the second quarter of 2011 and $106.9 million for the third quarter of 2010. The following table provides a summary of changes in interest income and interest expense attributable to both volume and rate from the second quarter to the third quarter of 2011. Changes that are not solely due to either volume or rate (principally changes in the number of days from quarter to quarter) are allocated in proportion to the percentage changes in average volume and average rate:

	Q3'11 compared to Q2'11
	Increase (decrease) due to change in
(Dollars in thousands)	Volume	Rate	Total
Interest income:
Short-term investment securities	$(112)	$(108)	$(220)
Available-for-sale securities	535	(5,372)	(4,837)
Loans	8,960	(733)	8,227

Increase (decrease) in interest income, net	9,383	(6,213)	3,170

Interest expense:
Deposits	(149)	(695)	(844)
Short-term borrowings	(9)	—	(9)
Long-term debt	(916)	(70)	(986)

(Decrease) increase in interest expense, net	(1,074)	(765)	(1,839)

Increase (decrease) in net interest income	$10,457	$(5,448)	$5,009

The increase in net interest income, on a fully taxable equivalent basis, from the second quarter to the third quarter of 2011, was primarily attributable to the following:

•

An increase in interest income of $8.2 million from our loan portfolio, primarily due to an increase in average loan balances of $473.8 million. This increase was partially offset by a decrease in the overall yield on our portfolio resulting from changes in loan composition.

•

A decrease of $1.0 million in interest expense on borrowings mainly attributable to the full quarter impact of the maturity of $250.0 million of our 3.875% Convertible Notes in April 2011 and the repurchase of $108.6 million of our 5.70% Senior Notes and $204.0 million of our 6.05% Subordinated Notes in May 2011.

•

A decrease of $0.8 million in interest expense on deposits due to the full-quarter impact of decreases in rates paid on certain deposits in June 2011, which is reflective of current market rates, as well as a decrease in average interest-bearing deposit balances of $548.8 million.

The above increases in net interest income were partially offset by the following:

•

A decrease in interest income of $4.8 million from our available-for-sale securities portfolio, primarily due to the full-quarter impact of sales of higher-yielding securities towards the end of the second quarter of 2011 (which resulted in pre-tax gains of $37.3 million), which were reinvested at lower yields available in the current rate environment.

Net interest margin, on a fully taxable equivalent basis, was 3.13 percent for the third quarter of 2011, compared to 3.13 percent for the second quarter of 2011 and 3.14 percent for the third quarter of 2010. The main factors affecting our net interest margin for the third quarter of 2011 were lower yields on our available-for-sale securities due to the full-quarter impact of sales of higher-yielding securities towards the end of the second quarter of 2011 (which resulted in pre-tax gains of $37.3 million). This decrease was offset by decreases in rates paid on our deposits reflective of current market rates, as well as an increase in net interest margin from growth in average loan balances.

For the third quarter of 2011, 71.5 percent, or $4.4 billion, of our average outstanding gross loans were variable-rate loans that adjust at prescribed measurement dates upon a change in prime-lending rates or other variable indices. This compares to 71.0 percent, or $4.1 billion, for the second quarter of 2011 and 70.8 percent, or $3.3 billion, for the third quarter of 2010. For the third quarter of 2011, average variable-rate available-for-sale securities were $2.6 billion, or 27.4 percent of our available-for-sale securities portfolio, compared to $2.8 billion, or 29.2 percent in the second quarter of 2011. These securities have variable coupons that are indexed to and change with movements in the one-month LIBOR rate.

Investment Securities

Our investment securities portfolio consists of both an available-for-sale securities portfolio, which represents interest-earning investment securities, and a non-marketable securities portfolio, which primarily represents investments managed as part of our funds management business.

Available-for-Sale Securities

Our available-for-sale securities portfolio is a fixed income investment portfolio that is managed to maximize portfolio yield over the long-term in a manner consistent with our liquidity, credit diversification and asset/liability strategies.

Average available-for-sale securities increased by $107.6 million to $9.6 billion for the third quarter of 2011, compared to $9.5 billion for the second quarter of 2011 and $5.3 billion for the third quarter of 2010. Period-end available-for-sale securities were $9.6 billion at both September 30, 2011 and June 30, 2011, and $6.0 billion at September 30, 2010. During the third quarter of 2011 we purchased $699.9 million in new investments, which was offset by paydowns of $725.9 million.

Non-Marketable Securities

Our non-marketable securities portfolio primarily represents venture capital investments managed by SVB Capital, investments in debt funds and other strategic investments. They include funds of funds, co-investment funds, fund investments and debt funds, as well as direct equity investments in portfolio companies.

Period-end non-marketable securities were $952.0 million ($346.4 million net of noncontrolling interests) as of September 30, 2011, compared to $875.2 million ($331.6 million net of noncontrolling interests) as of June 30, 2011 and $656.1 million ($280.1 million net of noncontrolling interests) as of September 30, 2010. The increase from the second quarter to the third quarter of 2011 was primarily attributable to additional capital calls for fund investments in the third quarter of 2011, as well as increased valuations from our managed funds. Reconciliations of our non-GAAP non-marketable securities, net of noncontrolling interests, are provided at the end of this release under the section “Use of Non-GAAP Financial Measures.”

Loans

Average loans, net of unearned income, were $6.0 billion for the third quarter of 2011, compared to $5.5 billion for the second quarter of 2011 and $4.5 billion for the third quarter of 2010. Period-end loans, net of unearned income, were $6.3 billion at September 30, 2011, compared to $6.0 billion at June 30, 2011 and $4.9 billion at September 30, 2010. The increase in average and period-end loan balances from the second quarter to the third quarter of 2011 came primarily from software industry clients.

Our nonperforming loans totaled $40.5 million at September 30, 2011, compared to $36.3 million at June 30, 2011 and $45.0 million at September 30, 2010. The allowance for loan losses related to impaired loans was $6.0 million, $6.2 million and $6.5 million at September 30, 2011, June 30, 2011, and September 30, 2010, respectively.

The following table provides a summary of loans (individually or in the aggregate) to any single client, equal to or greater than $20 million, by industry sector at September 30, 2011, June 30, 2011 and September 30, 2010:

	Loans (individually or in the aggregate) to any single client, equal to or greater than $20 million at
	September 30,	June 30,	September 30,
(Dollars in thousands, except ratios and client data)	2011	2011	2010
Commercial loans:
Software	$616,286	$525,333	$346,149
Hardware	120,772	163,224	55,251
Clean technology	125,587	88,348	40,000
Venture capital/private equity	463,299	361,129	307,200
Life science	195,733	205,358	169,485
Premium wine (1)	4,800	5,300	12,972
Other	129,990	110,513	57,922

Total commercial loans	1,656,467	1,459,205	988,979

Real estate secured loans:
Premium wine (1)	77,428	77,726	60,850
Consumer loans (2)	19,985	—	20,051

Total real estate secured loans	97,413	77,726	80,901

Consumer loans (2)	45,020	38,200	40,000

Total	$1,798,900	$1,575,131	$1,109,880

Loans individually equal to or greater than $20 million as a percentage of total gross loans	28.2%	26.1%	22.7%
Total clients with loans individually equal to or greater than $20 million	60	51	36
Loans individually equal to or greater than $20 million on nonaccrual status	$—	$—	$20,051
Loans individually equal to or greater than $20 million on nonaccrual status as a percentage of total loans greater than $20 million	—%	—%	1.8%

(1)	Premium Wine clients can have loan balances included in both commercial loans and real estate secured loans, the combination of which are equal to or greater than $20 million.
(2)	Consumer loan clients can have loan balances included in both real estate secured loans and other consumer loans, the combination of which are equal to or greater than $20 million.

Credit Quality

The following table provides a summary of our allowance for loan losses:

	Three months ended			Nine months ended
(Dollars in thousands, except ratios)	September 30, 2011	June 30, 2011	September 30, 2010	September 30, 2011		September 30, 2010
Allowance for loan losses, beginning balance	$82,155	$82,051	$71,789	$82,627		$72,450
Provision for (reduction of) loan losses	769	134	10,971	(2,144)		29,124
Gross loan charge-offs	(8,248)	(4,293)	(12,289)	(16,863)		(40,602)
Loan recoveries	10,570	4,263	3,898	21,626		13,397

Allowance for loan losses, ending balance	$85,246	$82,155	$74,369	$85,246		$74,369

Provision for (reduction of) loan losses as a percentage of total gross loans (annualized)	0.05%	0.01%	0.89%	(0.04	) %	0.79%
Gross loan charge-offs as a percentage of average total gross loans (annualized)	0.54	0.31	1.08	0.40		1.27
Net loan (recoveries) charge-offs as a percentage of average total gross loans (annualized)	(0.15)	0.00	0.73	(0.11)		0.85
Allowance for loan losses as a percentage of period-end total gross loans	1.34	1.36	1.52	1.34		1.52
Total gross loans at period-end	$6,382,235	$6,030,966	$4,900,129	$6,382,235		$4,900,129
Average total gross loans	6,057,937	5,579,271	4,534,485	5,666,939		4,277,371

We had a provision for loan losses of $0.8 million for the third quarter of 2011, compared to a provision of $0.1 million for the second quarter of 2011. The provision of $0.8 million was primarily due to an increase in the allowance for the increase in period-end loans. This increase was partially offset by a decrease in the allowance for our performing loans as a percentage of total performing loans due to changes in loan composition. Gross loan charge-offs of $8.2 million for the third quarter of 2011 were primarily from our hardware and software portfolios. Loan recoveries of $10.6 million for the third quarter of 2011 were primarily from our private bank and life science portfolios.

Our allowance for loan losses as a percentage of total gross loans decreased from 1.36 percent at June 30, 2011 to 1.34 percent at September 30, 2011, primarily due to a reduction in the reserve for our performing loans. Our allowance for loan losses for total gross performing loans as a percentage of total gross performing loans was 1.25 percent at September 30, 2011, compared to 1.27 percent at June 30, 2011. The decrease was primarily due to continued strong overall credit quality.

Deposits

Average deposits were $15.8 billion for the third quarter of 2011, compared to $15.3 billion for the second quarter of 2011 and $11.9 billion for the third quarter of 2010. Period-end deposits were $16.1 billion at September 30, 2011, compared to $16.3 billion at June 30, 2011 and $12.4 billion at September 30, 2010. The increase in average deposits from the second quarter to the third quarter of 2011 came primarily from an increase in our noninterest bearing demand deposits, which increased by $1.1 billion to $10.6 billion, partially offset by a decrease of $491.9 million in our sweep deposits. The overall increase in our deposit balances was primarily due to growth from new clients and the continued lack of attractive market investment opportunities for our deposit clients.

Noninterest Income

Noninterest income was $95.6 million for the third quarter of 2011, compared to $123.7 million for the second quarter of 2011 and $86.2 million for the third quarter of 2010. Non-GAAP noninterest income, net of noncontrolling interests and excluding gains on sales of certain available-for-sale securities (in the second quarter of 2011 and third quarter of 2010) was $54.4 million for the third quarter of 2011, compared to $59.8 million for the second quarter of 2011 and $45.0 million for the third quarter of 2010. Reconciliations of our non-GAAP noninterest income and non-GAAP net gains on investment securities, both of which exclude amounts attributable to noncontrolling interests, are provided at the end of this release under the section “Use of Non-GAAP Financial Measures.”

The decrease of $28.1 million in noninterest income from the second quarter to the third quarter of 2011 was primarily driven by the following factors:

•

Net gains on investment securities of $52.3 million for the third quarter of 2011, compared to net gains of $71.7 million for the second quarter of 2011. Net of noncontrolling interests and excluding gains from the sale of certain available-for-sale securities (in the second quarter of 2011), net gains on investment securities were $9.3 million for the third quarter of 2011, compared to $7.9 million for the second quarter of 2011. The net gains, net of noncontrolling interests, of $9.3 million for the third quarter of 2011 were primarily due to the continued trend of increased valuations of companies (primarily internet and social networking) in our managed funds.

As of September 30, 2011, we held investments, either directly or through twelve of our managed investment funds, in 453 funds that are primarily venture capital funds, 89 companies and five debt funds.

The following tables provide a summary of net gains on investment securities, net of noncontrolling interests, for the three months ended September 30, 2011 and June 30, 2011, respectively:

	Three months ended September 30, 2011
(Dollars in thousands)	Managed Funds Of Funds	Managed Co- Investment Funds	Debt Funds	Available- For-Sale Securities	Strategic and Other Investments	Total
Total gains on investment securities, net	$32,264	$17,517	$1,422	$5	$1,054	$52,262
Less: income (loss) attributable to noncontrolling interests, including carried interest	28,765	14,222	(26)	—	—	42,961

Net gains on investment securities, net of noncontrolling interests	$3,499	$3,295	$1,448	$5	$1,054	$9,301

	Three months ended June 30, 2011
(Dollars in thousands)	Managed Funds Of Funds	Managed Co- Investment Funds	Debt Funds	Available- For-Sale Securities	Strategic and Other Investments	Total
Total gains (losses) on investment securities, net	$31,984	$(1,840)	$814	$37,221	$3,501	$71,680
Less: income (loss) attributable to noncontrolling interests, including carried interest	27,752	(1,066)	(249)	—	—	26,437

Net gains (losses) on investment securities, net of noncontrolling interests	$4,232	$(774)	$1,063	$37,221	$3,501	$45,243
Less: gains on sales of certain available-for-sale securities	—	—	—	37,314	—	37,314

Non-GAAP net gains (losses) on investment securities, net of noncontrolling interests and excluding gains on sales of certain available-for-sale securities	$4,232	$(774)	$1,063	$(93)	$3,501	$7,929

A decrease in other noninterest income of $6.9 million, primarily due to the following:

•

Net losses of $3.8 million from revaluation of our foreign currency denominated loans for the third quarter of 2011, compared to net gains of $0.5 million for the second quarter of 2011. The net losses of $3.8 million for the third quarter of 2011 were primarily due to the strengthening of the U.S. dollar against the Euro, and were partially offset by net gains of $3.6 million from our forward exchange forward contracts that are included in the line item “Gains on derivative instruments, net” as part of noninterest income (as discussed below).

•

Currency revaluation losses of $1.6 million in the third quarter of 2011, compared to losses of $0.9 million in the second quarter of 2011. The losses of $1.6 million in the third quarter of 2011 were primarily due to the strengthening of the U.S. dollar against the Indian Rupee.

•	Loan syndication fees of $0.1 million in the third quarter of 2011, compared to $0.9 million in the second quarter of 2011.

•

Net gains on derivative instruments were $10.0 million for the third quarter of 2011, compared to net gains of $13.7 million for the second quarter of 2011. The following table provides a summary of our net gains on derivative instruments:

	Three months ended			Nine months ended
(Dollars in thousands)	September 30, 2011	June 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
Gains (losses) on foreign exchange forward contracts, net:
Gains on client foreign exchange forward contracts, net	$658	$315	$420	$1,448	$1,252
Gains (losses) on internal foreign exchange forward contracts, net (1)	3,591	(483)	(2,987)	540	178

Total gains (losses) on foreign exchange forward contracts, net	4,249	(168)	(2,567)	1,988	1,430
Change in fair value of interest rate swap	(400)	(67)	—	(467)	—
Net gains (losses) on other derivatives	584	25	62	(743)	62
Net gains on equity warrant assets	5,518	13,861	3,762	23,375	3,073

Total gains on derivative instruments, net	$9,951	$13,651	$1,257	$24,153	$4,565

(1)	Represents the change in fair value of foreign exchange forward contracts used to economically reduce our foreign exchange exposure related to certain foreign currency denominated loans. Revaluations of foreign currency denominated loans are recorded in the line item “Other” as part of noninterest income, a component of consolidated net income.

The key changes in factors affecting net gains on derivative instruments from the second quarter to the third quarter of 2011 were as follows:

•

Net gains on equity warrant assets of $5.5 million for the third quarter of 2011, compared to net gains of $13.9 million for the second quarter of 2011. The net gains on equity warrant assets of $5.5 million for the third quarter of 2011 reflect the continued strength of M&A activity within our client base. These gains were driven by gains of $3.5 million from valuation increases in our equity warrant portfolio and gains of $2.4 million from the exercise of certain equity warrant positions.

•

Net gains of $3.6 million on foreign exchange forward contracts for our foreign currency denominated loans in the third quarter of 2011, compared to net losses of $0.5 million in the second quarter of 2011. The net gains of $3.6 million in the third quarter of 2011 were primarily due to the strengthening of the U.S. dollar against the Euro and were partially offset by net losses of $3.8 million from the revaluation of foreign currency denominated loans that are included in the line item “Other” as part of noninterest income (as discussed above).

The above decreases in noninterest income were partially offset by the following:

•	An increase of $1.2 million in foreign exchange fee income, reflecting an increase in client trades as a result of increased volatility in foreign markets.

Noninterest Expense

Noninterest expense was $127.5 million for the third quarter of 2011, compared to $121.0 million for the second quarter of 2011 and $104.2 million for the third quarter of 2010.

The following table provides a summary of noninterest expense items:

	Three months ended			Nine months ended
(Dollars in thousands)	September 30, 2011	June 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
Compensation and benefits:
Salaries and wages	$33,342	$32,634	$28,990	$99,783	$86,718
Incentive compensation and ESOP	23,907	26,978	17,011	71,894	46,270
Other employee benefits (1)	19,760	20,276	16,169	60,852	49,005

Total compensation and benefits	77,009	79,888	62,170	232,529	181,993
Professional services	16,122	13,891	12,618	43,000	37,358
FDIC assessments	2,302	2,163	2,637	7,940	13,273
Provision for unfunded credit commitments	2,055	976	1,692	2,131	2,561
Net gain from note repurchases and termination of corresponding interest rate swaps	—	(3,123)	—	(3,123)	—
Other (2)	29,963	27,237	25,054	83,441	71,742

Total noninterest expense	$127,451	$121,032	$104,171	$365,918	$306,927

Period-end full-time equivalent employees	1,504	1,428	1,341	1,504	1,341
Average full-time equivalent employees	1,478	1,416	1,321	1,428	1,289

(1)	Other employee benefits expense includes employer payroll taxes, group health and life insurance, share-based compensation, 401(k), warrant and retention plans, agency fees and other employee related expenses.
(2)	Other noninterest expense includes premises and equipment, net occupancy, business development and travel, correspondent bank fees and other noninterest expenses. For further details of noninterest expense items, please refer to the section “Interim Consolidated Statements of Income” provided below.

The key factors affecting the increase in noninterest expense from the second quarter to the third quarter of 2011 were as follows:

•	Net gains of $3.1 million from the repurchase of debt and the termination of the associated portions of interest rate swaps in the second quarter of 2011.

•

An increase of $2.2 million in professional services expense, primarily due to an increase in IT activities in the third quarter of 2011 to maintain and enhance IT infrastructure and to support new initiatives.

•

A provision for unfunded credit commitments of $2.1 million in the third quarter of 2011, compared to a provision of $1.0 million in the second quarter of 2011. The provision of $2.1 million in the third quarter of 2011 was primarily due to an increase in unfunded credit commitments and letters of credit balances of $204.6 million, as well as from changes in the composition of the unfunded loan commitments.

•

An increase of $0.7 million in salaries and wages primarily due to an increase in the number of average full-time equivalent employees (“FTE”), which increased by 62 to 1,478 FTEs for the third quarter of 2011 compared to 1,416 FTEs for the second quarter of 2011.

•

The above increases in noninterest expense were partially offset by a decrease of $3.1 million in incentive compensation and employee stock ownership plan (“ESOP”) expenses, primarily reflective of our expected payout of incentive compensation based on our full year projected results.

Non-GAAP noninterest expense, net of noncontrolling interests and excluding net gains from debt repurchases (in the second quarter of 2011), was $124.7 million for the third quarter of 2011, compared to $121.5 million for the second quarter of 2011 and $101.2 million for the third quarter of 2010. Reconciliations of our non-GAAP noninterest expense, net of noncontrolling interests, are provided below under the section “Use of Non-GAAP Financial Measures.”

Income Tax Expense

Our effective tax expense rate was 41.6 percent for the third quarter of 2011, compared to 39.7 percent for the second quarter of 2011 and 39.8 percent for the third quarter of 2010. Our effective tax rate was 40.5 percent for the nine months ended September 30, 2011, compared to 39.4 percent for the comparable 2010 period. The increases in the tax rates were primarily attributable to higher taxes on foreign operations and higher non-deductible expenses as a percentage of pre-tax income.

Our effective tax expense rate is calculated by dividing income tax expense by the sum of income before income tax expense and the net income attributable to noncontrolling interests.

Noncontrolling Interests

	Three months ended			Nine months ended
(Dollars in thousands)	September 30, 2011	June 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
Net interest income (1)	$(32)	$(45)	$(2)	$(84)	$(20)
Noninterest income (1)	(43,487)	(28,418)	(17,922)	(114,276)	(35,668)
Noninterest expense (1)	2,766	2,621	2,939	8,868	9,050
Carried interest (2)	2,248	1,860	333	2,917	1,267

Net income attributable to noncontrolling interests	$(38,505)	$(23,982)	$(14,652)	$(102,575)	$(25,371)

(1)	Represents noncontrolling interests share in net interest income, noninterest income and noninterest expense.
(2)	Represents the change in the preferred allocation of income we earn as general partners managing our managed funds, the preferred allocation earned by the general partner entity managing one of our consolidated sponsored debt funds, and the preferred allocation earned by the limited partners of two of our managed funds of funds.

Net income attributable to noncontrolling interests was $38.5 million for the third quarter of 2011, compared to net income of $24.0 million for the second quarter of 2011 and $14.7 million for the third quarter of 2010. Net income attributable to noncontrolling interests of $38.5 million for the third quarter of 2011 was primarily a result of the following:

•

Net gains on investment securities (including carried interest) attributable to noncontrolling interests of $43.0 million, primarily from gains of $28.8 million from our managed funds of funds and $14.2 million from our managed co-investment funds.

•	Noninterest expense of $2.8 million, primarily related to management fees paid by the noncontrolling interests to our subsidiaries that serve as general partner.

SVBFG Stockholders’ Equity

Total SVBFG stockholders’ equity increased by $99.2 million to $1.5 billion at September 30, 2011, primarily due to an increase in accumulated other comprehensive income of $52.1 million resulting from increases in the fair value of our available-for-sale securities portfolio as a result of decreases in market interest rates, net income of $37.6 million in the third quarter of 2011, and an increase in additional-paid-in-capital of $9.6 million primarily from stock option exercises during the third quarter of 2011.

Outlook for the Years Ending December 31, 2011 and 2012

Our outlook for the year ending December 31, 2011 and our preliminary outlook for selected items for the year ending December 31, 2012 is provided below on a GAAP basis, unless otherwise noted. We have provided our current outlook for the expected full year results of our significant forecasted activities. In general, we do not provide our outlook for items where the timing or financial impact are particularly uncertain and/or subject to market or other conditions beyond our control (such as level of IPO, M&A or general financing activity), or for potential unusual or non-recurring items; nevertheless, for 2011, we have provided estimates on two such items, specifically net gains (losses) on equity warrant assets and net gains (losses) on investment securities, net of noncontrolling interests. The timing, magnitude and realization of the net gains (losses) on these two items is particularly uncertain because of the inherent variability of the valuation of the financial instruments. As a result, the fair value might increase or decrease materially, and the realized net proceeds upon disposition might be more or less than the recorded value. The outlook assumptions presented below are, by their nature, forward-looking statements and are subject to substantial risks and uncertainties which are discussed below under the caption “Forward-Looking Statements.”

For the year ending December 31, 2011, compared to our full year 2010 results, we currently expect the following outlook:

	Current full year 2011 outlook compared to 2010 results (as of October 20, 2011)	Change in outlook compared to outlook reported as of July 21, 2011
Average loan balances	Increase at a percentage rate in the high twenties	Outlook increased from the mid twenties due to higher than expected growth in the third quarter of 2011
Average deposit balances	Increase at a percentage rate in the high twenties	No change from previous outlook
Net interest income	Increase at a percentage rate in the mid twenties	No change from previous outlook
Net interest margin	Between 3.05% and 3.15%	No change from previous outlook
Allowance for loan losses for total gross performing loans as a percentage of total gross performing loans	Between 1.20% and 1.30%	No change from previous outlook
Net loan charge-offs	Lower than 0.25% of average total gross loans	No change from previous outlook
Nonperforming loans as a percentage of total gross loans	Lower than 2010 levels of 0.71%	No change from previous outlook
Fees for deposit services, letters of credit, business credit card, client investment, and foreign exchange, in aggregate	Increase at the percentage rate in the mid single digits	No change from previous outlook
Net gains (losses) on equity warrant assets	Between $25 million and $30 million	Outlook decreased from between $25 million and $35 million due to the recent slowdown of IPO activity and the general uncertain outlook for the economy
Net gains on investment securities, net of noncontrolling interests and excluding gains on sales of available-for-sale securities*	Between $25 million and $30 million	Outlook increased from between $15 million and $20 million due to higher than expected gains in the third quarter of 2011
Noninterest expense* (excluding expenses related to noncontrolling interests)	Increase at a percentage rate in the mid teens	No change from previous outlook

*	Non-GAAP

Preliminary 2012 Guidance for Selected Items

For the year ending December 31, 2012 compared to our full year 2011 expected results, we currently expect the following: (1) average loan growth in the mid teens, (2) gross loan charge-offs between 0.40% and 0.70% of average total gross loans (assuming no significant deterioration in the overall economy), (3) net interest income growth of approximately 10%, (4) core fee income (deposit service charges, letters of credit, business credit card, client investment fees and foreign exchange fees) growth in the mid single digits, and (5) expense growth in the mid to high single digits.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts, such as forecasts of our future financial results and condition, expectations for our operations and business, and our underlying assumptions of such forecasts and expectations. In this release, including the section “Outlook for the Years Ending December 31, 2011 and 2012” above, we make forward-looking statements discussing management’s expectations about economic conditions; opportunities in the market; the outlook for our clients; our financial, credit, and business performance; expense levels; and financial results (and the components of such results) for the years 2011 and 2012.

Although management believes that the expectations reflected in our forward-looking statements are reasonable and has based these expectations on our beliefs and assumptions, such expectations are not guarantees and may prove to be incorrect. Actual results could differ significantly. Factors that may cause the outlook for the years 2011 and 2012 and other forward-looking statements herein to change include, among others, the following: (i) deterioration, weaker than expected improvement, or other changes in the state of the economy or the markets in which we conduct business or are served by us (including the levels of initial public offerings and mergers & acquisitions activities), (ii) changes in the volume and credit quality of our loans, (iii) changes in interest rates or market levels or factors affecting them, (iv) changes in the performance or equity valuations of funds or companies in which we have invested or hold derivative instruments or equity warrant assets, (v) variations from our expectations as to factors impacting our cost structure, (vi) changes in our assessment of the creditworthiness or liquidity of our clients or unanticipated effects of credit concentration risks which create or exacerbate deterioration of such creditworthiness or liquidity, (vii) accounting changes, as required by U.S. generally accepted accounting principles, and (viii) regulatory or legal changes, especially those related to the recent financial services reform legislation. In addition, our preliminary outlook for the year 2012 is based on our 2011 expected results. If actual 2011 results differ from our expectations, our 2012 outlook will be subject to change. For additional information about these factors, please refer to our public reports filed with the U.S. Securities and Exchange Commission, including our most recently-filed quarterly or annual report. The forward-looking statements included in this release are made only as of the date of this release. We do not intend, and undertake no obligation, to update these forward-looking statements.

Earnings Conference Call

On October 20, 2011, we will host a conference call at 3:00 p.m. (Pacific Time) to discuss the financial results for the third quarter ended September 30, 2011. The conference call can be accessed by dialing (877) 663-9523 or (404) 665-9482, and referencing the conference ID “18165022.” A live webcast of the audio portion of the call can be accessed on the Investor Relations section of our website at www.svb.com. A replay of the conference call will be available beginning at approximately 6:00 p.m. (Pacific Time) on Thursday, October 20, 2011, through midnight on Tuesday, October 25, 2011, by dialing (855) 859-2056 or (404) 537-3406 and referencing conference ID number “18165022.” A replay of the audio webcast will also be available on www.svb.com for 12 months beginning Thursday, October 20, 2011.

About SVB Financial Group

For nearly three decades, SVB Financial Group and its subsidiaries, including Silicon Valley Bank, have been dedicated to helping entrepreneurs succeed. SVB Financial Group is a financial holding company that serves companies in the technology, life science, cleantech, venture capital, private equity and premium wine industries. Offering diversified financial services through Silicon Valley Bank, SVB Analytics, SVB Capital, and SVB Private Bank, SVB Financial Group provides clients with commercial, investment, international and private banking services. The company also offers funds management, broker-dealer transactions and asset management, as well as the added value of its knowledge and networks worldwide. Headquartered in Santa Clara, Calif., SVB Financial Group (Nasdaq: SIVB) operates through 26 offices in the U.S. and international operations in China, India, Israel and the United Kingdom. More information on the company can be found at www.svb.com.

Banking services are provided by Silicon Valley Bank, a member of the FDIC and the Federal Reserve System. SVB Private Bank is a division of Silicon Valley Bank. SVB Financial Group is also a member of the Federal Reserve System.

SVB FINANCIAL GROUP AND SUBSIDIARIES

INTERIM CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three months ended			Nine months ended
(Dollars in thousands, except share data)	September 30, 2011	June 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010

Interest income:
Loans	$101,693	$93,466	$80,716	$284,935	$230,216
Available-for-sale securities:
Taxable	39,357	44,217	32,375	124,956	101,493
Non-taxable	899	883	948	2,723	2,869
Federal funds sold, securities purchased under agreements to resell and other short-term investment securities	1,375	1,595	2,719	4,972	8,444

Total interest income	143,324	140,161	116,758	417,586	343,022

Interest expense:
Deposits	1,715	2,559	3,783	7,379	11,315
Borrowings	6,154	7,149	6,634	24,000	18,090

Total interest expense	7,869	9,708	10,417	31,379	29,405

Net interest income	135,455	130,453	106,341	386,207	313,617
Provision for (reduction of) loan losses	769	134	10,971	(2,144)	29,124

Net interest income after provision for loan losses	134,686	130,319	95,370	388,351	284,493

Noninterest income:
Gains on investment securities, net	52,262	71,680	46,611	175,279	67,420
Foreign exchange fees	11,546	10,354	9,091	32,397	26,207
Gains on derivative instruments, net	9,951	13,651	1,257	24,153	4,565
Deposit service charges	8,259	7,838	7,324	23,214	22,283
Credit card fees	4,506	4,364	3,139	12,687	8,853
Client investment fees	2,939	3,107	4,681	9,707	13,562
Letters of credit and standby letters of credit income	3,040	2,702	2,752	8,452	7,869
Other	3,108	10,012	11,381	23,384	24,907

Total noninterest income	95,611	123,708	86,236	309,273	175,666

Noninterest expense:
Compensation and benefits	77,009	79,888	62,170	232,529	181,993
Professional services	16,122	13,891	12,618	43,000	37,358
Premises and equipment	7,220	6,440	5,548	19,572	16,651
Business development and travel	5,886	5,890	5,153	17,429	14,542
Net occupancy	4,967	4,546	5,131	14,163	14,468
FDIC assessments	2,302	2,163	2,637	7,940	13,273
Correspondent bank fees	2,336	2,202	2,228	6,701	6,132
Provision for unfunded credit commitments	2,055	976	1,692	2,131	2,561
Other	9,554	5,036	6,994	22,453	19,949

Total noninterest expense	127,451	121,032	104,171	365,918	306,927

Income before income tax expense	102,846	132,995	77,435	331,706	153,232
Income tax expense	26,770	43,263	24,996	92,803	50,397

Net income before noncontrolling interests	76,076	89,732	52,439	238,903	102,835
Net income attributable to noncontrolling interests	(38,505)	(23,982)	(14,652)	(102,575)	(25,371)

Net income available to common stockholders	$37,571	$65,750	$37,787	$136,328	$77,464

Earnings per common share—basic	$0.87	$1.53	$0.90	$3.18	$1.86
Earnings per common share—diluted	0.86	1.50	$0.89	3.12	$1.83
Weighted average common shares outstanding—basic	43,232,655	42,923,955	41,930,456	42,882,311	41,679,488
Weighted average common shares outstanding—diluted	43,791,238	43,739,743	42,512,515	43,641,185	42,400,685

SVB FINANCIAL GROUP AND SUBSIDIARIES

INTERIM CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands, except par value, share data and ratios)	September 30, 2011	June 30, 2011	September 30, 2010
Assets:
Cash and due from banks	$1,742,144	$2,100,462	$3,387,204
Federal funds sold, securities purchased under agreements to resell and other short-term investment securities	299,828	464,757	391,165

Cash and cash equivalents	2,041,972	2,565,219	3,778,369

Available-for-sale securities	9,639,386	9,580,905	6,003,198
Non-marketable securities	951,963	875,194	656,067

Investment securities	10,591,349	10,456,099	6,659,265

Loans, net of unearned income	6,328,588	5,978,646	4,859,205
Allowance for loan losses	(85,246)	(82,155)	(74,369)

Net loans	6,243,342	5,896,491	4,784,836

Premises and equipment, net of accumulated depreciation and amortization	53,458	49,452	41,917
Accrued interest receivable and other assets	265,242	399,474	395,682

Total assets	$19,195,363	$19,366,735	$15,660,069

Liabilities and total equity:
Liabilities:
Deposits:
Noninterest-bearing demand	$11,162,776	$10,683,945	$7,449,081
Interest-bearing deposits	4,976,446	5,594,529	4,965,864

Total deposits	16,139,222	16,278,474	12,414,945

Short-term borrowings	—	—	59,735
Other liabilities	254,256	462,614	263,283
Long-term debt	609,557	609,596	1,225,810

Total liabilities	17,003,035	17,350,684	13,963,773

SVBFG stockholders’ equity:
Preferred stock, $0.001 par value, 20,000,000 shares authorized; no shares issued and outstanding	—	—	—
Common stock, $0.001 par value, 150,000,000 shares authorized; 43,268,880 shares, 43,136,209 shares, and 41,964,764 shares outstanding, respectively	43	43	42
Additional paid-in capital	472,443	462,885	410,590
Retained earnings	964,159	926,588	810,379
Accumulated other comprehensive income	99,453	47,377	47,600

Total SVBFG stockholders’ equity	1,536,098	1,436,893	1,268,611
Noncontrolling interests	656,230	579,158	427,685

Total equity	2,192,328	2,016,051	1,696,296

Total liabilities and total equity	$19,195,363	$19,366,735	$15,660,069

SVB FINANCIAL GROUP AND SUBSIDIARIES

INTERIM AVERAGE BALANCES, RATES AND YIELDS

(Unaudited)

	Three months ended
	September 30, 2011			June 30, 2011			September 30, 2010
(Dollars in thousands)	Average balance	Interest income/ expense	Yield/ rate	Average balance	Interest income/ expense	Yield/ rate	Average balance	Interest income/ expense	Yield/ rate

Interest-earning assets:
Federal reserve deposits, federal funds sold, securities purchased under agreements to resell and other short-term investment securities (1)	$1,595,176	$1,375	0.34%	$1,731,129	$1,595	0.37%	$3,740,869	$2,719	0.29%
Available-for-sale securities: (2)
Taxable	9,528,645	39,357	1.64	9,419,378	44,217	1.88	5,181,966	32,375	2.48
Non-taxable (3)	92,268	1,382	5.94	93,939	1,359	5.80	96,991	1,458	5.96
Total loans, net of unearned income (4)	6,006,614	101,693	6.72	5,532,831	93,466	6.78	4,498,487	80,716	7.12

Total interest-earning assets	17,222,703	143,807	3.31	16,777,277	140,637	3.36	13,518,313	117,268	3.45

Cash and due from banks	286,485			274,044			222,458
Allowance for loan losses	(88,315)			(86,551)			(77,937)
Other assets (5)	1,375,637			1,289,761			1,092,804

Total assets	$18,796,510			$18,254,531			$14,755,638

Funding sources:
Interest-bearing liabilities:
NOW deposits	$89,549	$53	0.23%	$71,360	$68	0.38%	$48,284	$47	0.39%
Money market deposits	2,577,617	1,125	0.17	2,516,675	1,485	0.24	1,963,838	1,454	0.29
Money market deposits in foreign offices	104,605	26	0.10	162,419	126	0.31	79,838	64	0.32
Time deposits	229,430	236	0.41	307,600	300	0.39	399,444	400	0.40
Sweep deposits	2,168,078	275	0.05	2,659,999	580	0.09	2,502,844	1,818	0.29

Total interest-bearing deposits	5,169,279	1,715	0.13	5,718,053	2,559	0.18	4,994,248	3,783	0.30
Short-term borrowings	1,250	—	—	26,110	9	0.14	52,949	26	0.19
5.375% senior notes	347,712	4,812	5.49	347,665	4,810	5.55	41,555	534	5.10
3.875% convertible notes	—	—	—	38,446	656	6.84	248,331	3,540	5.66
Junior subordinated debentures	55,445	829	5.93	55,489	831	6.01	55,621	831	5.93
Senior and subordinated notes	201,024	436	0.86	323,042	770	0.96	566,948	1,637	1.15
Other long-term debt	5,840	77	5.23	5,634	73	5.20	6,392	66	4.10

Total interest-bearing liabilities	5,780,550	7,869	0.54	6,514,439	9,708	0.60	5,966,044	10,417	0.69
Portion of noninterest-bearing funding sources	11,442,153			10,262,838			7,552,269

Total funding sources	17,222,703	7,869	0.18	16,777,277	9,708	0.23	13,518,313	10,417	0.31

Noninterest-bearing funding sources:
Demand deposits	10,634,757			9,551,686			6,924,973
Other liabilities	287,030			238,583			197,865
SVBFG stockholders’ equity	1,500,452			1,404,391			1,265,971
Noncontrolling interests	593,721			545,432			400,785
Portion used to fund interest-earning assets	(11,442,153)			(10,262,838)			(7,552,269)

Total liabilities and total equity	$18,796,510			$18,254,531			$14,755,638

Net interest income and margin		$135,938	3.13%		$130,929	3.13%		$106,851	3.14%

Total deposits	$15,804,036			$15,269,739			$11,919,221

Average SVBFG stockholders’ equity as a percentage of average assets			7.98%			7.69%			8.58%

Reconciliation to reported net interest income:

Adjustments for taxable equivalent basis		(483)			(476)			(510)

Net interest income, as reported		$135,455			$130,453			$106,341

(1)	Includes average interest-bearing deposits in other financial institutions of $338.4 million, $286.6 million, and $237.8 million for the quarters ended September 30, 2011, June 30, 2011, and September 30, 2010, respectively. For the quarters ended September 30, 2011, June 30, 2011 and September 30, 2010, balance also includes $975.1 million, $1.3 billion and $3.4 billion, respectively, deposited at the Federal Reserve Bank, earning interest at the Federal Funds target rate.
(2)	Yields on interest-earning investment securities are based on amortized cost, therefore do not give effect to unrealized changes in fair value that are reflected in other comprehensive income.
(3)	Interest income on non-taxable investment securities is presented on a fully taxable equivalent basis using the federal statutory tax rate of 35.0 percent for all periods presented.
(4)	Nonaccrual loans are reflected in the average balances of loans.
(5)	Average investment securities of $1.0 billion, $907.0 million and $740.1 million for the quarters ended September 30, 2011, June 30, 2011 and September 30, 2010, respectively, were classified as other assets as they were noninterest-earning assets. These investments primarily consisted of non-marketable securities.

SVB FINANCIAL GROUP AND SUBSIDIARIES

INTERIM AVERAGE BALANCES, RATES AND YIELDS

(Unaudited)

	Nine months ended
	September 30, 2011			September 30, 2010
(Dollars in thousands)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Interest-earning assets:
Federal reserve deposits, federal funds sold, securities purchased under agreements to resell and other short-term investment securities (1)	$1,951,625	$4,972	0.34%	$4,048,242	$8,444	0.28%
Investment securities: (2)
Taxable	9,195,583	124,956	1.82	4,733,666	101,493	2.87
Non-taxable (3)	94,179	4,189	5.95	97,796	4,413	6.03
Total loans, net of unearned income (4)	5,619,709	284,935	6.78	4,243,431	230,216	7.25

Total interest-earning assets	16,861,096	419,052	3.32	13,123,135	344,566	3.51

Cash and due from banks	275,617			229,192
Allowance for loan losses	(87,616)			(77,207)
Other assets (5)	1,287,751			1,021,019

Total assets	$18,336,848			$14,296,139

Funding sources:
Interest-bearing liabilities:
NOW deposits	$79,112	$198	0.33%	$50,338	$150	0.40%
Money market deposits	2,486,211	4,186	0.23	1,667,830	3,735	0.30
Money market deposits in foreign offices	134,216	264	0.26	74,841	183	0.33
Time deposits	292,710	913	0.42	359,278	1,367	0.51
Sweep deposits	2,475,263	1,818	0.10	2,500,830	5,880	0.31

Total interest-bearing deposits	5,467,512	7,379	0.18	4,653,117	11,315	0.33
Short-term borrowings	22,287	25	0.15	47,807	65	0.18
5.375% senior notes	347,665	14,431	5.55	14,004	534	5.10
3.875% convertible senior notes	95,071	4,210	5.92	247,765	10,600	5.72
Junior subordinated debentures	55,489	2,494	6.01	55,750	2,231	5.35
Senior and subordinated notes	357,523	2,617	0.98	557,405	4,463	1.07
Other long-term debt	5,580	223	5.34	6,897	197	3.82

Total interest-bearing liabilities	6,351,127	31,379	0.66	5,582,745	29,405	0.70
Portion of noninterest-bearing funding sources	10,509,969			7,540,390

Total funding sources	16,861,096	31,379	0.25	13,123,135	29,405	0.30

Noninterest-bearing funding sources:
Demand deposits	9,783,426			6,947,666
Other liabilities	254,033			176,854
SVBFG stockholders’ equity	1,407,231			1,210,082
Noncontrolling interests	541,031			378,792
Portion used to fund interest-earning assets	(10,509,969)			(7,540,390)

Total liabilities and total equity	$18,336,848			$14,296,139

Net interest income and margin		$387,673	3.07%		$315,161	3.21%

Total deposits	$15,250,938			$11,600,783

Average SVBFG stockholders’ equity as a percentage of average assets			7.67%			8.46%

Reconciliation to reported net interest income:
Adjustments for taxable equivalent basis		(1,466)			(1,544)

Net interest income, as reported		$386,207			$313,617

(1)	Includes average interest-bearing deposits in other financial institutions of $293.0 million and $207.9 million for the nine months ended September 30, 2011 and 2010, respectively. For the nine months ended September 30, 2011 and 2010, balance also includes $1.4 billion and $3.8 billion, respectively, deposited at the Federal Reserve Bank, earning interest at the Federal Funds target rate.
(2)	Yields on interest-earning investment securities are based on amortized cost, therefore do not give effect to unrealized changes in fair value that are reflected in other comprehensive income.
(3)	Interest income on non-taxable investment securities is presented on a fully taxable equivalent basis using the federal statutory tax rate of 35.0 percent for all periods presented.
(4)	Nonaccrual loans are reflected in the average balances of loans.
(5)	Average investment securities of $899.6 million and $666.1 million for the nine months ended September 30, 2011 and 2010, respectively, were classified as other assets as they were noninterest-earning assets. These investments primarily consisted of non-marketable securities.

Gains on Equity Warrant Assets

	Three months ended			Nine months ended
(Dollars in thousands)	September 30, 2011	June 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
Equity warrant assets:
Gains on exercise, net	$2,372	$7,581	3,462	$11,977	5,099
Change in fair value (1):
Cancellations and expirations	(386)	(723)	(513)	(1,690)	(3,039)
Other changes in fair value	3,532	7,003	813	13,088	1,013

Total net gains on equity warrant assets (2) (3)	$5,518	$13,861	$3,762	$23,375	$3,073

(1)	At September 30, 2011, we held warrants in 1,151 companies, compared to 1,153 companies at June 30, 2011 and 1,158 companies at September 30, 2010.
(2)	Net gains on equity warrant assets are included in the line item “Gains on derivative instruments, net” as part of noninterest income
(3)	Includes net gains on equity warrant assets held by consolidated investment affiliates. Relevant amounts attributable to noncontrolling interests are reflected in the interim consolidated statements of income under the caption “Net Income Attributable to Noncontrolling Interests.”

Reconciliation of Basic and Diluted Weighted Average Common Shares Outstanding

	Three months ended			Nine months ended
(Shares in thousands)	September 30, 2011	June 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
Weighted average common shares outstanding—basic	43,233	42,924	41,931	42,882	41,680
Effect of dilutive securities:
Stock options and employee stock purchase plan	452	654	511	610	651
Restricted stock units	106	101	71	122	70
3.875% Convertible Notes	—	61	—	27	—

Total effect of dilutive securities	558	816	582	759	721

Weighted average common shares outstanding—diluted	43,791	43,740	42,513	43,641	42,401

Capital Ratios

	September 30, 2011	June 30, 2011	September 30, 2010

SVB Financial:
Total risk-based capital ratio	14.81%	14.97%	19.10%
Tier 1 risk-based capital ratio	13.42	13.58	15.03
Tier 1 leverage ratio	8.01	8.04	8.77
Tangible common equity to tangible assets ratio (1)	8.00	7.42	8.10
Tangible common equity to risk-weighted assets ratio (1)	14.21	13.72	15.17
Silicon Valley Bank:
Total risk-based capital ratio	13.07%	13.06%	16.86%
Tier 1 risk-based capital ratio	11.63	11.62	12.65
Tier 1 leverage ratio	6.93	6.82	7.30
Tangible common equity to tangible assets ratio (1)	7.31	6.67	7.38
Tangible common equity to risk-weighted assets ratio (1)	12.60	12.07	13.23

(1)	A reconciliation of non-GAAP calculations to GAAP is provided at the end of this release under the section “Use of Non-GAAP Financial Measures.”

Credit Quality

	Period end balances at
(Dollars in thousands)	September 30, 2011	June 30, 2011	September 30, 2010
Nonperforming loans and assets:
Gross nonperforming loans:
Loans past due 90 days or more still accruing interest	$—	$2	$—
Impaired loans	40,506	36,335	45,017

Total gross nonperforming loans	$40,506	$36,337	$45,017

Nonperforming loans as a percentage of total gross loans	0.63%	0.60%	0.92%
Nonperforming assets as a percentage of total assets	0.21	0.19	0.29
Allowance for loan losses	$85,246	$82,155	$74,369
As a percentage of total gross loans	1.34%	1.36%	1.52%
As a percentage of total gross nonperforming loans	210.45	226.09	165.20
Allowance for loan losses for impaired loans	$5,979	$6,248	$6,538
As a percentage of total gross loans	0.09%	0.10%	0.13%
As a percentage of total gross nonperforming loans	14.76	17.19	14.52
Allowance for loan losses for total gross performing loans	$79,267	$75,907	$67,831
As a percentage of total gross loans	1.24%	1.26%	1.38%
As a percentage of total gross performing loans	1.25	1.27	1.40
Reserve for unfunded credit commitments (1)	$19,546	$17,490	$15,892
Total gross loans	6,382,235	6,030,966	4,900,129
Total gross performing loans	6,341,729	5,994,629	4,855,112
Total unfunded credit commitments	6,764,629	6,697,256	5,892,077

(1)	The “reserve for unfunded credit commitments” is included as a component of “other liabilities.”

Average Client Investment Funds (1)

	Three months ended			Nine months ended
(Dollars in millions)	September 30, 2011	June 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
Client directed investment assets	$8,063	$9,134	$9,171	$8,845	$9,300
Client investment assets under management	9,541	8,540	6,803	8,519	6,215
Sweep money market funds	312	85	—	132	—

Total average client investment funds	$17,916	$17,759	$15,974	$17,496	$15,515

(1)	Client investment funds are maintained at third party financial institutions.

Period-end total client investment funds were $18.7 billion at September 30, 2011, compared to $18.2 billion at June 30, 2011 and $16.1 billion at September 30, 2010. The increase in average and period-end total client investment funds from the second quarter to the third quarter of 2011 was primarily due to an increase in client investment assets under management, mainly attributable to a steadily improving funding environment for both private and public clients, as well as our increased efforts to move funds off the balance sheet. This increase was partially offset by a decrease in client directed investment assets, primarily attributable to lower margins available to clients on certain products owing to historically low rates in the short-term fixed income markets.

Use of Non-GAAP Financial Measures

To supplement our unaudited condensed consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures (non-GAAP net income, non-GAAP EPS, non-GAAP noninterest income, non-GAAP net gains on investment securities, non-GAAP non-marketable securities, non-GAAP noninterest expense, and non-GAAP financial ratios) of financial performance. Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. A non-GAAP financial measure may also be a financial metric that is not required by GAAP or other applicable requirement.

In particular, in this press release, we use certain non-GAAP measures that exclude from net income and certain other financial line items in certain periods:

•

Income and expense attributable to noncontrolling interests— As part of our funds management business, we recognize the entire income or loss from certain funds where we own less than 100 percent. We are required under GAAP to consolidate 100 percent of the results of the funds that we are deemed to control or in which we have a majority ownership. The relevant amounts attributable to investors other than us are reflected under “Net Income Attributable to Noncontrolling Interests.” Our net income available to common stockholders includes only the portion of income or loss related to our ownership interest.

•

Gains of $37.3 million, $23.6 million and $1.1 million from the sales of certain available-for-sale securities in the second quarter of 2011, the third quarter of 2010 and the second quarter of 2010, respectively.

•

Net gains of $3.1 million from the repurchase of $108.6 million aggregate principal amount of our 5.70% Senior Notes and $204.0 million aggregate principal amount of our 6.05% Subordinated Notes and the termination of the associated portions of interest rate swaps in the second quarter of 2011.

In addition, in this press release, we use certain non-GAAP financial ratios that are not required by GAAP or exclude certain financial items from their calculations that are otherwise required under GAAP, including:

•

Tangible common equity to tangible assets ratio; tangible common equity to risk-weighted assets ratio— These ratios are not required by GAAP or applicable bank regulatory requirements, and are used by management to evaluate the adequacy of our capital levels. Our ratios are calculated by dividing total SVBFG stockholders’ equity, by total assets or total risk-weighted assets, as applicable, after reducing amounts by acquired intangibles. The manner in which this ratio is calculated varies among companies. Accordingly, our ratios are not necessarily comparable to similar measures of other companies.

•

Non-GAAP return on average assets ratio; Non-GAAP return on average SVBFG stockholders’ equity ratio— These ratios exclude certain financial items that are otherwise required under GAAP. Our ratios are calculated by dividing non-GAAP net income available to common stockholders (annualized) by average assets or average SVBFG stockholders’ equity, as applicable.

•

Non-GAAP operating efficiency ratio— This ratio excludes certain financial items that are otherwise required under GAAP. It is calculated by dividing noninterest expense by total taxable equivalent income, after reducing both amounts by taxable equivalent income and expense attributable to noncontrolling interests and the gains noted above for applicable periods.

We believe that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures (as applicable), provide meaningful supplemental information regarding our performance by: (i) excluding amounts attributable to noncontrolling interests which we effectively do not receive the economic benefit or cost of, where indicated, or (ii) providing additional information used by management that is not otherwise required by GAAP or other applicable requirement. Our management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing our operating results and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate a comparison of our performance to prior periods. However, these non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, net income or other financial measures prepared in accordance with GAAP. In the financial tables below, we have provided a reconciliation of, where applicable, the most comparable GAAP financial measures to the non-GAAP financial measures used in this press release, or a reconciliation of the non-GAAP calculation of the financial measure.

	Three months ended					Nine months ended
Non-GAAP net income and earnings per share (Dollars in thousands, except share amounts)	September 30, 2011	June 30, 2011	March 31, 2011	December 31, 2010	September 30, 2010	September 30, 2011	September 30, 2010
Net income available to common stockholders	$37,571	$65,750	$33,007	$17,487	$37,787	$136,328	$77,464
Less: gains on sales of certain available-for-sale securities (1)	—	(37,314)	—	—	(23,605)	(37,314)	(24,699)
Tax impact of gains on sales of available-for-sale securities	—	14,810	—	—	9,397	14,810	9,830
Less: net gain from note repurchases and termination of corresponding interest rate swaps (2)	—	(3,123)	—	—	—	(3,123)	—
Tax impact of net gain from note repurchases and termination of corresponding interest rate swaps	—	1,240	—	—	—	1,240	—

Non-GAAP net income available to common stockholders	$37,571	$41,363	$33,007	$17,487	$23,579	$111,941	$62,595

GAAP earnings per common share — diluted	$0.86	$1.50	$0.76	$0.41	$0.89	$3.12	$1.83
Less: gains on sales of certain available-for-sale securities (1)	—	(0.85)	—	—	(0.56)	(0.85)	(0.58)
Tax impact of gains on sales of available-for-sale securities	—	0.34	—	—	0.22	0.34	0.23
Less: net gain from note repurchases and termination of corresponding interest rate swaps (2)	—	(0.07)	—	—	—	(0.07)	—
Tax impact of net gain from note repurchases and termination of corresponding interest rate swaps	—	0.03	—	—	—	0.03	—

Non-GAAP earnings per common share — diluted	$0.86	$0.95	$0.76	$0.41	$0.55	$2.57	$1.48

Weighted average diluted common shares outstanding	43,791,238	43,739,743	43,426,306	42,802,817	42,512,515	43,641,185	42,400,685

(1)	Gains on the sales of $1.4 billion, $492.9 million and $157.9 million in certain available-for-sale securities in the second quarter of 2011, the third quarter of 2010 and the second quarter of 2010, respectively.
(2)	Net gains of $3.1 million from the repurchase of $108.6 million of our 5.70% Senior Notes and $204.0 million of our 6.05% Subordinated Notes and the termination of the corresponding portions of interest rate swaps in the second quarter of 2011.

	Three months ended					Nine months ended
Non-GAAP return of average assets and average SVBFG stockholders’ equity (Dollars in thousands, except ratios)	September 30, 2011	June 30, 2011	March 31, 2011	December 31, 2010	September 30, 2010	September 30, 2011	September 30, 2010
Non-GAAP net income available to common stockholders	$37,571	$41,363	$33,007	$17,487	$23,579	$111,941	$62,595
Average assets	$18,796,510	$18,254,531	$17,950,204	$16,526,200	$14,755,638	$18,336,848	$14,296,139

Non-GAAP return on average assets (annualized)	0.79%	0.91%	0.75%	0.42%	0.63%	0.82%	0.59%
Average SVBFG stockholders' equity	$1,500,431	$1,404,391	$1,314,811	$1,291,361	$1,265,971	$1,407,231	$1,210,082

Non-GAAP return on average SVBFG stockholders’ equity (annualized) stockholders' equity (annualized) (1) (7)	9.93%	11.81%	10.18%	5.37%	7.39%	10.64%	6.92%

	Three months ended					Nine months ended
Non-GAAP noninterest income, net of noncontrolling interests (dollars in thousands)	September 30, 2011	June 30, 2011	March 31, 2011	December 31, 2010	September 30, 2010	September 30, 2011	September 30, 2010
GAAP noninterest income	$95,611	$123,708	$89,954	$71,864	$86,236	$309,273	$175,666
Less: income attributable to noncontrolling interests, including carried interest	41,239	26,558	43,562	19,785	17,589	111,359	34,401

Noninterest income, net of noncontrolling interests	54,372	97,150	46,392	52,079	68,647	197,914	141,265
Less: gains on sales of certain available-for-sale securities	—	37,314	—	—	23,605	37,314	24,699

Non-GAAP noninterest income, net of noncontrolling interests and excluding gains on sales of certain available-for-sale securities	54,372	59,836	46,392	52,079	45,042	160,600	116,566

	Three months ended					Nine months ended
Non-GAAP net gains on investment securities, net of noncontrolling interests (dollars in thousands)	September 30, 2011	June 30, 2011	March 31, 2011	December 31, 2010	September 30, 2010	September 30, 2011	September 30, 2010
GAAP net gains on investment securities	$52,262	$71,680	$51,337	$25,940	$46,611	$175,279	$67,420
Less: income attributable to noncontrolling interests, including carried interest	42,961	26,437	43,385	19,427	16,817	112,783	33,159

Net gains on investment securities, net of noncontrolling interests	9,301	45,243	7,952	6,513	29,794	62,496	34,261
Less: gains on sales of certain available-for-sale securities	—	37,314	—	—	23,605	37,314	24,699

Non-GAAP net gains on investment securities, net of noncontrolling interests and excluding gains on sales of certain available-for-sale securities	$9,301	$7,929	$7,952	$6,513	$6,189	$25,182	$9,562

	Three months ended					Nine months ended
Non-GAAP operating efficiency ratio, net of noncontrolling interests (dollars in thousands, except ratios)	September 30, 2011	June 30, 2011	March 31, 2011	December 31, 2010	September 30, 2010	September 30, 2011	September 30, 2010

GAAP noninterest expense	$127,451	$121,032	$117,435	$115,891	$104,171	$365,918	$306,927
Less: amounts attributable to noncontrolling interests	2,766	2,621	3,481	3,298	2,939	8,868	9,050
Less: net gain from note repurchases and termination of corresponding interest rate swaps	—	(3,123)	—	—	—	(3,123)	—

Non-GAAP noninterest expense, net of noncontrolling interests	$124,685	$121,534	$113,954	$112,593	$101,232	$360,173	$297,877

GAAP taxable equivalent net interest income	$135,938	$130,929	$120,806	$105,025	$106,851	$387,673	$315,161
Less: income attributable to noncontrolling interests	32	45	7	8	2	84	20

Non-GAAP taxable equivalent net interest income, net of noncontrolling interests	135,906	130,884	120,799	105,017	106,849	387,589	315,141
Non-GAAP noninterest income, net of noncontrolling interests	54,372	59,836	46,392	52,079	45,042	160,600	116,566

Non-GAAP taxable equivalent revenue, net of noncontrolling interests	$190,278	$190,720	$167,191	$157,096	$151,891	$548,189	$431,707

Non-GAAP operating efficiency ratio	65.53%	63.72%	68.16%	71.67%	66.65%	65.70%	69.00%

	00,000,000	00,000,000	00,000,000	00,000,000	00,000,000
Non-GAAP non-marketable securities, net of noncontrolling interests (dollars in thousands)	September 30, 2011	June 30, 2011	March 31, 2011	December 31, 2010	September 30, 2010
GAAP non-marketable securities	$951,963	$875,194	$798,064	$721,520	$656,067
Less: noncontrolling interests in non-marketable securities	605,558	543,548	488,013	423,400	375,988

Non-GAAP non-marketable securities, net of noncontrolling interests	$346,405	$331,646	$310,051	$298,120	$280,079

SVB Financial non-GAAP tangible common equity and tangible assets (dollars in thousands, except ratios)	September 30, 2011	June 30, 2011	March 31, 2011	December 31, 2010	September 30, 2010
GAAP SVBFG stockholders’ equity	$1,536,098	$1,436,893	$1,313,574	$1,274,350	$1,268,611
Less: intangible assets	650	709	749	847	891

Tangible common equity	$1,535,448	$1,436,184	$1,312,825	$1,273,503	$1,267,720

GAAP total assets	$19,195,363	$19,366,735	$18,618,266	$17,527,761	$15,660,069
Less: intangible assets	650	709	749	847	891

Tangible assets	$19,194,713	$19,366,026	$18,617,517	$17,526,914	$15,659,178

Risk-weighted assets	$10,808,233	$10,470,533	$10,004,948	$9,406,677	$8,358,860
Tangible common equity to tangible assets	8.00%	7.42%	7.05%	7.27%	8.10%
Tangible common equity to risk-weighted assets	14.21	13.72	13.12	13.54	15.17

Silicon Valley Bank non-GAAP tangible common equity and tangible assets (dollars in thousands, except ratios)	September 30, 2011	June 30, 2011	September 30, 2010
Tangible common equity	$1,317,325	$1,216,268	$1,069,238

Tangible assets	18,016,695	18,227,021	14,484,823
Risk-weighted assets	10,453,446	10,075,105	8,079,742
Tangible common equity to tangible assets	7.31%	6.67%	7.38%
Tangible common equity to risk-weighted assets	12.60	12.07	13.23